Exhibit 99.2

VIAVID

communications simplified.

Verb Technology Company, Inc.

Third Quarter 2022 Financial Results Conference Call

November 14, 2022

C O R P O R A T E P A R T I C I P A N T S

Rory J. Cutaia, Chief Executive Officer

Salman Khan, Chief Financial Officer

C O N F E R E N C E C A L L P A R T I C I P A N T S

Brian Kinstlinger, Alliance Global

Ed Woo, Ascendiant Capital

Martin Saltzman, AFM Investments

P R E S E N T A T I O N

Operator

Good afternoon, and welcome to the Third Quarter 2022 Financial Results Conference Call for Verb Technology Company, Inc.

Please be advised, the call is being recorded at the Company’s request.

On our call today are Rory J. Cutaia, CEO, and Salman Khan, CFO.

Before we begin, I’d like to remind everyone that statements made during this conference call will include forward-looking statements under the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995, which involves risks and uncertainties that can cause actual results to differ materially. Forward-looking statements speak only as of the date they are made, except as required by law, as the underlying facts and circumstances may change. Verb Technology Company disclaims any obligations to update these forward-looking statements, as well as those contained in the Company’s current and subsequent filings with the SEC.

I would now like to turn the call over to Rory J. Cutaia, CEO.

Rory, please go ahead.

Rory J. Cutaia

Thank you, Moderator, and thanks to everyone for joining us today for our Q3 2022 Financial Results and Business Update Conference Call.

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Last year at this time, we were all looking forward with a certain sense of optimism that we might finally be emerging from the devastating effects of the pandemic on our lives and certainly on many businesses. Then began 2022, and with it the beginning of an economic meltdown that by many accounts has yet to find a bottom. I’m honestly not sure it’s possible to overstate the challenges small public companies like us faced this year and continue to face.

One need not be an economist to recognize that, as the year progressed, the economy rapidly worsened. Inflation drove a series of Fed rate increases. With no near-term end in sight, the capital markets closed, share prices dropped, market caps were crushed, and business plans, operating budgets, and execution strategies needed to be revamped and revised quickly.

It was during this environment that we launched several new SaaS products, and an entirely new and very promising line of business you know as MARKET.live. So today I’d like to discuss our financial results during this period. But first, I’d like to address head on what I believe to be the most important questions our Shareholders have had and continue to have about our business, and particularly those that likely have had the greatest impact on our share price.

In no particular order, as I believe they are all equally important to our Shareholders, the top three questions are, number one, NASDAQ share price compliance, number two, our ongoing capital needs, and three, our operating costs. With respect to NASDAQ share price compliance, as most of you know, we have continued to trade below the $1.00 threshold for 180 days. The 180-day period expired last week on November 8; and for the period leading up to that, there was great speculation that the Company would either be delisted by NASDAQ, or we would undertake a reverse split in order to regain compliance.

With respect to that, we recently received formal written confirmation from NASDAQ that we have met the criteria for an additional 180-day period to regain share price compliance. Accordingly, there is no immediate concern of delisting or a reverse split. While I felt very confident we would meet NASDAQ’s criteria for granting the additional 180-day period to regain compliance, I needed to wait until the expiration of the first 180-day period before NASDAQ would consider our application for an extension.

For those that questioned why I didn’t make any public announcements about our plans or expectations prior to the expiration of that period, it was that I was prohibited from doing so. I needed to wait for NASDAQ’s formal review, consideration, and response. To do otherwise could have put our application for an extension in jeopardy.

Let’s talk next about our capital requirements. Over the past two years, during the extended period of investment in research and development for the suite of new products we recently released, including MARKET.live, we averaged negative cash flow from operations of $2.3 million per month. As we completed various elements of development and testing on these products, we were able to begin reducing that investment; and as we began this year, we were able to accelerate that reduction in spending, but not eliminate it entirely. That meant we needed to raise additional capital to support our operations. But as I said at the outset of this call, the capital markets were closed and have remained closed. Investors have been waiting on the sidelines for the markets to stabilize.

That stability has remained elusive as the markets have experienced excessive volatility and downward pressure. A year ago, as the investment community was excited about our technology and its market potential, I could raise capital in a couple of phone calls. That time has passed for companies like ours. This time around, I literally spent months working together with our Board exploring and analyzing one bad proposal after another. Making it that much more challenging and almost impossible was our declining share price, making even a small equity raise highly dilutive.

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Through this process I recognized that I needed to craft a plan that would keep us out of the capital markets for an extended period of time. Based on the amount I thought I could raise while minimizing, to the extent possible, the enormous dilution any large equity raise would produce, I developed my plan. The plan required two components: additional capital, and massive, rapid cost reductions across every area of the business. Due to the share price and dilution issues I touched on a moment ago, I wanted to limit any equity raise to $4 million. While I knew there was simply no deal that was going to get done without warrants, given our share price, I wanted to avoid doing any equity deal at a steep discount to market.

The only deals getting done were pricing at a 25% to 30% discount to market and double warrants. That we couldn’t and I just wouldn’t do. Ultimately, we were able to close on the $4 million of gross proceeds in a deal priced at the market and, yes, with warrants. While dilutive because of our share price, it was the best deal available anywhere. We closed that last month, but that was only the first part of my capital raise plans.

Last week, we closed on an additional $5 million in gross proceeds, structured as straight unsecured debt, non-convertible, non-variable, 9% interest, an 18 month term, and no payments of any kind for six months. I personally considered that a major coup.

Simultaneously, I was working through the implementation of my cost reduction plan which was completed last week. The plan, which went into effect immediately, included massive cuts in spending across every area of the business. We eliminated vendors, contractors, perks, office space in Utah, marketing spend, and extensive cuts in personnel, which was very, very difficult because I had to lay off some really, really good and talented people.

Then in a further effort to reduce expenses and preserve cash, I also cut the monthly cash component of salaries by 25% for everyone that earns $150,000 or more a year, including myself and including each member of our Board of Directors. These savings will have a material impact in the last part of this quarter and certainly into 2023, and reduced our normalized operating expenses dramatically, bringing our operational cash burn down to approximately $1 million a month, giving us a fair amount of runway into next year, by which time we expect to see significant revenue contributions from our MARKET.live platform, before we need to consider any additional capital raises. I hope this addresses those three questions directly, NASDAQ compliance, capital needs, and operating expenses.

In addition, during this time, we had some strategic opportunities present themselves that I and our Board thought were sufficiently interesting that we ran a months’ long process to select a strategic advisory firm to assist us in evaluating them. After a fair amount of mutual due diligence, and following presentations to our Board, we recently selected and engaged Alantra, a prominent international M&A and strategic advisory firm, to work with us on these opportunities.

As you might imagine, it’s been a very busy several months executing the launch of MARKET, as well as all of the other plans and initiatives I just discussed. While I strive to remain open and transparent—and I really do about our Company’s plans and initiatives, I hope many of you understand that, while we’re going through these processes, and certainly in the weeks leading up to an earnings call, it becomes really difficult to communicate and respond to questions that come into our Investor Relations inbox, because a premature direct and honest answer to the vast majority of these questions would run afoul of the SEC selective disclosure rules.

I think that it’s also important to mention that, following the additional $9 million of gross proceeds from the recent financings, coupled with the fairly massive across-the-board cost cutting, we’ve now completed, I am highly confident in our ability to navigate the current economic environment. However, I don’t want to give anyone the impression that this is going to be a walk in the park. There remain many challenges ahead, both known and unknown, but we’re going into it with our eyes wide open and as prepared as we can possibly be.

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Now going to turn to MARKET.live, our industry leading livestream shopping platform, and what we believe will be the biggest growth area of our business in 2023. MARKET was launched at the end of July, and given the progress we’ve made, it’s actually hard to believe it’s only been live for just over 100 days now.

Let me begin by sharing some performance statistics. During the first 90 days, we acquired 76,000 shoppers on MARKET, with continuous growth month-over-month. The number of shoppers does not include viewers who watch our livestream shopping events when we multicast through other social media channels, such as Facebook, Instagram, You Tube and others, which brings the total viewership up exponentially. The average returning registered shopper rate is 49%, which has grown sequentially month-over-month. For the first week of November, the returning registered shopper rate was already at 38.5% with three weeks yet to go. So November looks like it will be a nice jump in that metric.

The average order value has continued to climb month-over-month, week-over-week, and now it’s approximately $98. The conversion rate for shoppers completing checkout after adding items to their carts has also risen month-over-month, and it’s now at just over 24%. For the 10/10 shopping festival we did for Coresight Research last month, the conversion rate was more than 37%.

A major selling point for retailers who come on the platform is the dramatically lower rate of returns they experience through livestream shopping over traditional e-commerce sites. The industry average return rates for e-commerce are approximately 30%. Remarkably, we had no returns at all for the 10/10 festival, and overall, the return rate for all products purchased on MARKET is less than 5% over the past 90 days since launch.

There are more than 350 shoppable recordings of previous livestream events on MARKET that have had almost 20,000 views over the past 90 days. Almost 50% of those views were videos in the accessories and clothing categories, 20% in health and beauty, and 19% in food and food prep. Approximately 50% of registered shoppers watch on mobile devices, and approximately 48% watch on desktop devices, which continues actually to be a surprising stat, as I think most people expect shoppers would be viewing on mobile.

In October, Coresight Research, the respected retail consulting firm, selected MARKET.live as one of the platforms for their third annual livestream shopping event that they called 10/10, held on October 10. The event was watched in multiple countries around the world and drew thousands of registered attendees. Among the highly attended livestreams were HelloFresh, Halston, 100% Pure, Spiceology, and Fifth & Cherry. HelloFresh had almost 900 attendees for their livestream sessions. It was an important milestone for MARKET, as the other platform selected was an established livestream shopping application that works as a plugin to a retailer’s existing website.

The feedback we received was that the retailers, even some of the major retailers, thought far and away MARKET was preferred site, the ecosystem of sellers and shoppers, was much preferred over a standalone plug into your own website, much as a retail store would prefer to be located in a shopping mall. This feedback was reflected in the engagement levels, which were noticeably higher for the streams of MARKET.

The growth of new vendors coming on to the platform remains quite strong, with our sales team still reporting close rates after a demo of greater than 96%. I got to tell you that that’s higher than anything I’ve ever seen in the sales business. While we continue to build out the ecosystem of buyers and sellers on MARKET, we’ve begun to be more selective choosing sellers that have proven sales on other platforms, interesting products, and a robust online following.

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Through the first 90 days, we have approximately 500 approved sellers in various stages of onboarding on the platform. Approximately half of those, I think, now have open stores. Obviously, the number of inbound interested parties and interested sellers to be on the platform is much greater than that. But not every seller is the right fit right now for MARKET. For example, we get a fairly large number of companies every week that sell CBD-based products, among other things, which we’re precluded from selling on MARKET due to regulatory issues and restrictions under the terms of our credit card processing agreements. But, over time, I expect those regulations and restrictions to change. We could see an explosion of new stores and products for those products, and some from famous celebrities that are involved in those kinds of products that want to be on MARKET.

For the reasons I discussed earlier, we have curtailed our marketing spend for the time being and have begun allocating more of our remaining marketing budget to attracting more shoppers to the site. Just over three weeks ago, we began marketing our Creators on MARKET program. As I said in the prior announcement, I really expect this will be the greatest source of growth on MARKET in 2023 and beyond. Through this program, YouTube and other social media content creators and influencers can choose their favorite products from a catalog of over 12 million products from literally hundreds of popular brands and then sell them to their fans and followers through the videos that they’re already created.

They can livestream on MARKET while simultaneously streaming over their existing social media channels in order to engage their existing fans and followers. Participation in the program is initially being offered to creators that complete an application and meet certain criteria, including the size of the social media following. Look, if you believe you may qualify, please go to the Calling Creators tab on MARKET.live and go through the application process, because, once accepted, you’ll have access to see really the extraordinary user-friendly experience of selecting products from the expansive catalog that can get you up and running and selling in no time.

This combination of access to the inventories of these major retailers, together with the backend technology that produces a seamless, fun experience for these creators to select products that can be sold in their videos, is unique to MARKET and has already attracted an impressive list of creators and influencers that have been selected to participate in the program. We expect to add as many as 200 additional retail brands to MARKET that are participating in the creator program in the coming weeks and months, and as many as an additional 1,000 active creators and sellers through 2023.

The number of livestream shows is increasing week-after-week, and we currently have approximately 250 live shopping shows already scheduled through the holiday season and into January, with many more expected. These include events that begin on Black Friday and run all day Friday, Saturday, and through Cyber Monday, among many other themed shows. Our Giving Tuesday show is rapidly building an audience, and we’re seeing many more of the world’s top brands deciding to participate in the show, providing some extraordinary products offered at really just incredible discounts. Recent shows featured jewelry from Baccarat at unheard of discounts. Please check that show out.

This month also marks the beginning of many of the new creator shows, including one by a very popular producer/writer/creator with more than 100,000 active social followers, who also happens to be a former Sports Illustrated Swimsuit model, as also we will see the premier of some of the original shoppable entertainment content produced specifically for MARKET that I’ve spoken about previously, that we expect to air at the end of this month.

I’m really very proud of the MARKET.live team for the extraordinary progress we’ve made in just the past 90, 100-plus days since launch. Net revenue from MARKET is growing, but as we’ve had just three months of operations, it’s still just a nominal component of our total revenue, so we won’t begin breaking out MARKET revenue and reporting it separately just yet.

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Okay, so let me turn to our SaaS business report. As I’ve discussed in our previous earnings call, we are, and remain, I believe, the leading provider of sales enablement applications for the direct sales industry, displacing previous market leaders and would-be competitors, just as we said we would when we entered the space in 2019. Beginning at the end of the second quarter of this year, we expanded our suite of sales enablement tools with the release of the new, innovative sales applications I told you we had in development in prior conference calls.

These products, including verbLIVE 2.0 and Pulse, will not only enhance our leadership position in the direct sales space, but put us that much further ahead of the handful of would-be Verb competitors. I’m also happy to announce that we are beginning to get traction among our existing direct sales clients who seek to adopt MARKET.live as a corporate events communication tool for recruitment and lead generation, as well as for an extension of their marketing and distribution strategies.

Consistent with the guidance we provided previously, we began to see the increased recurring SaaS revenue from these new products in the third quarter. However, it was offset by some of the contraction we’ve experienced in the second quarter. Like most business sectors experienced this year, our data showed that the direct sales industry had a downturn in the number of active sales reps between the first quarter and the third. Since we bill our direct sales enterprise clients based on the number of active reps they have in any given billing period, when they experience a downtown, it’s reflected in our revenue.

Accordingly, despite adding more new clients in Q3 than we did in Q2, our SaaS revenue came in virtually flat. In order to address this problem, we began moving all of our affected clients to a flat rate pricing model based on their average monthly billings over the course of the year. This has proven to be a win-win for our clients and for us. They now have predictable monthly SaaS expense and we’ve now removed the volatility from our SaaS revenue and established a stable recurring revenue stream base upon which we can build as we add new clients every single month.

I expect we’ll see the results of the new pricing model in the fourth quarter of this year and continuing throughout 2023. Fortunately, we now expect to see the trend reversing with more reps joining direct sales companies, no doubt driven in part by current economic conditions.

Before I turn it over to our CFO, Salman Khan, for a more detailed review of our third quarter financial results, let me briefly touch on our new professional sports unit vertical. In Q4 2021, we launched our professional sports unit built on our verbTEAMS sales enablement platform. We started with the announcement of the Pittsburgh Penguins in Q4 2021, and since then, we’ve added many new professional sports teams to the platform and built an impressive sales pipeline of professional sports teams both in the U.S. and in other countries.

In addition to the Pittsburgh Penguins, we announced the Florida Panthers, the Phoenix Suns, and the Detroit Pistons, and we last week we announced the addition of the Pittsburgh Pirates, our first major league baseball team. Now this win was particularly valuable, because following the extremely successful Pirates test launch of the platform earlier this year, they were able to obtain approval from Major League Baseball Advanced Media for league-wide use of our platform, opening the door for our sales teams to sign many more major league baseball teams. It remains my continuing expectation that some of these teams will adopt MARKET.live as part of their fan engagement strategies.

I’ll now turn it over to our CFO, Salman Khan, for more detail around our reported financial performance. Salman.

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Salman Khan

Thank you, Rory, and good afternoon, everyone.

I’d like to review our financial performance as reported in our Form 10-Q filed today, November 14, for the third quarter ended September 30, 2022. I may reiterate or provide more color around some of the data points Rory shared with you. The following compares the Company’s results of operations for the third quarter of 2022 with the third quarter of 2021.

SaaS recurring subscription revenue, a component of total digital revenue, was approximately $1.9 million, a modest increase, which, as Rory said, virtually flat over the same period last year. Non-SaaS digital revenue was $0.2 million, versus $0.5 million for the same period last year, which was a record quarter for non-SaaS digital revenue. Total digital revenue was $2 million, versus $2.4 million for the same period last year primarily due to the record non-SaaS digital revenue we experienced in that quarter as I just discussed. SaaS recurring subscription revenue as a percentage of total revenue was 85%, compared with 64% for the same period last year, and up from 82% for last quarter.

Total digital revenue as a percentage of total revenue was 92%, compared with 81% for the same period last year, up from 90% in the second quarter of 2022. Total revenue was $2.2 million, versus $2.9 million for the same period last year, primarily due to the decrease in the low margin non-digital revenue business we continue to exit.

Cost of revenue across all products was $0.7 million, an improvement of 32% over the same period last year, and an improvement of 12% over Q2 2022, reflecting planned cost reductions and a continuing shift towards the Company’s digital business, and away from the lower margin non-digital business. Given the cost reductions Rory referenced earlier in his comments, we expect to report further improvements in our SaaS cost of revenue for Q4 and beyond.

Gross margin across all products was 66%, an improvement over the 63% for the same period last year, and over the 65% for Q2 2022. Research and development expenses were $1.4 million, as compared to $3.5 million for the same period last year, reflecting an improvement of 61% due to planned cost reductions, and continued improvement of 30% over last quarter for our SaaS business, offset by new expenditures attributable solely to MARKET.

General and administrative expenses were $7 million as compared to $6.1 million for the same period last year, reflecting a modest 6% increase over Q2 of 2022, attributable for the most to one-time expenses incurred in connection with Shopfest and the launch of MARKET.live. Modified EBITDA improved by $1.7 million, or 25%, when compared with the same period last year. Modified EBITDA is a non-GAAP measure, and I refer you to our press release distributed today for more information and greater specificity around our modified EBITDA analysis.

Now let me share the financial results for the nine months ended September 30, 2022, in comparison with the same period in 2021. SaaS recurring subscription revenue was $5.8 million, an increase of 19% over the same period last year. Total digital revenue was $6.3 million, an increase of 6% from the same period last year. Total revenue was $7.3 million, a decrease of 7% over the same period last year, attributable in large part to our decision to exit the low margin non-digital business discussed previously.

Cost of revenue was $2.5 million, an improvement of 26% over the same period last year, reflecting the impact of planned cost reductions and a shift towards the Company’s digital business and away from the lower margin non-digital business. Research and development expenses were $4.3 million, as compared to $9.6 million for the same period last year, reflecting an improvement of 55% attributable to the planned cost reductions previously discussed. General and administrative expenses were $20.6 million, which actually represents an improvement of $1.1 million, offset for the most part by the one-time costs incurred in connection with Shopfest and the launch of MARKET, as discussed previously.

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Modified EBITDA improved by $4.9 million, or 24%, when compared with the same period last year. Once again modified EBITDA is a non-GAAP measure, and I refer you to our press release distributed today for more information and greater specificity around our modified EBITDA analysis.

Cash totaled $0.9 million as of September 30, 2022, essentially the same as December 31, 2021. However, the Company added approximately $9 million of gross proceeds in cash through a registered direct offering with institutional Investors, which resulted in gross proceeds of $4 million on October 25, 2022, and through an unsecured, non-convertible, 9% fixed interest rate promissory note, which resulted in gross proceeds of $5 million on November 7, 2022. I refer you to our Form 10-Q filed today for complete details around these financings.

I’d now like to turn the call back over to the Operator for Q&A.

Operator

Thank you, sir. Your first question will come from Brian Kinstlinger of Alliance Global. Please go ahead.

Brian Kinstlinger

Hi, guys. Good evening and thanks for all the details.

With the cost cutting you’ve discussed, is there any impact on your ability to run MARKET festivals? What’s the schedule for such events? Lastly, with the lower marketing budget you described, how does it impact MARKET, if it’s not running MARKET festivals?

Rory J. Cutaia

It will not impact at all running the MARKET festivals. As I think I alluded to in my comments a few moments ago, we already have 250 livestream events that have been confirmed and scheduled for the balance of this year through the holiday season. We don’t anticipate any impact on our ability to do that—continue to do that.

Brian Kinstlinger

You don’t see impact, which is okay. I’m just curious, there’s no impact to the cost cuts impact of, in any way, shape or form for that MARKET business is how you see it. Is that right?

Rory J. Cutaia

I don’t anticipate a major impact. Now I will say this, we did cut back our marketing budget. Some of that budget had previously been allocated to bringing in vendors on to MARKET.live. We’ve launched now the creator program where we believe we’ll probably get the most new vendors and, hopefully, they’ll be bringing in a lot of the shoppers and buyers from their respective followings.

The cut in our marketing budget won’t have any impact on that at all. But I will say in the spirit of complete transparency, as I’ve mentioned previously, this is a numbers game. If we had greater money to expand on marketing, to bring in more vendors and to bring in more shoppers, we would anticipate greater performance. No question about that. But I think at the current levels, I think it would be just fine.

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Brian Kinstlinger

Okay. I realize you said you’ve only been at this about 100 days. So it’s super early. First, I thought the brands were going to do a lot of the marketing themselves and that you—but I’m wondering, and I realize you’re building the ecosystem have been demonstrating your KPIs, so more vendors come. When should Investors expect this is going to start to scale in terms of revenue? I realize today, it’s pretty small, $0.5 million a quarter, $1 million a quarter. What are the leading indicators that we would see that we expect that to be around the corner?

Rory J. Cutaia

I think as we get into the second quarter of next year, which is actually not that far off, one of the indicators that we’ll be sharing is the GMV, the gross merchandise value, sold on the platform, of which a percentage goes directly to our revenue and actually our bottom line there, since our costs are relatively low. So that’s when I think we’ll begin to see some of the kinds of information, in addition to, obviously, what I’ve already shared, that Investors would be interested in.

Brian Kinstlinger

Okay. Then switching gears to the SaaS business. First, can you just discuss client churn, not necessarily the type where a customer loses sales reps, but instead, the business relationship maybe decides not to use your technology. Then if you can maybe give an enterprise customer count, if it’s relevant in your SaaS business maybe versus a year ago?

Rory J. Cutaia

With respect to churn, there’s two ways I think you might look at that. The first is the churn within our customers’ own business among their sales reps. In the direct sales industry, that churn is pretty meaningful. It’s probably somewhat greater than most sales-based organizations. That does impact us, as I mentioned just a little bit ago. That’s with regard to those specific contracts that we have, where we are being paid, not just a base rate from the enterprise itself, but also a percentage of the number of reps on the platform. So as they lose reps and don’t replenish them, that does have an impact on us, and we’ve seen that happen.

As I mentioned a little bit ago, what we’ve done to address it is recently implemented flat rate pricing. That’s based upon the average monthly spend that we get—that our customers make with us, so that it was easy for them to adopt. That seems to have gone over really well, because, as I said, they are able to have a more reliable sense of what their SaaS business is going to cost them. For us, as I said, it’s—it takes the volatility out of it. So as they may be down for a few months with fewer reps, it doesn’t impact us, because we’re going to stay at that flat rate number.

As we add new customers each month, we’ll be adding on top of a pretty good firm base. I think that removing that volatility is going to make a really big difference for us.

Now, talking about the other element of churn, which is how many customers do we lose in any particular period of time, I will tell you that our churn rate historically is less than 8%. So where our retention rates are like 92% and above, which is, I think, pretty good.

I hope that answers your question.

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Brian Kinstlinger

Yes, it does. The last question I have is, again, back to the cost cutting, which I think should be well-received. How do we think though that impacts customer acquisition on the SaaS business?

Rory J. Cutaia

Our pipeline is pretty strong. It’s not going to impact anything that we’re seeing, at least out over the next several months. Look, we’d like to be able to spend a ton more on marketing, because we see a direct correlation to the amount that we spend and adds on lead generation. But look, we have to live in the real world. The reality is the markets are bad. The economy is bad. Access to capital is incredibly restricted and restrained. We have to cut back on everything and give ourselves the runway so that we’re not back in the capital markets again.

To say that it’s going to have zero impact would be disingenuous. But I believe that it’s not something material that anyone is going to notice here in the near term.

Brian Kinstlinger

Great. Thank you.

Rory J. Cutaia

Sure. Thank you, Brian.

Operator

Your next question comes from Ed Woo of Ascendiant Capital. Please go ahead.

Ed Woo

Yes. As you add more and more sports team—congratulations on that, are the economics to you guys getting better with each new team?

Rory J. Cutaia

I think we’ve now hit that breakpoint where, initially, what we were doing is trading services for these teams to allow them to adopt and use the platform and confirm for themselves that it indeed creates enormous value for them. So now we’re past that. I think we’ve got five or six of these teams on now. With the most recent one, where we now have entree into major league baseball, and our application is now approved for use by all of those teams. Now I think we turn up the economics on that.

I’m really, really excited about that, because, for those of you who really don’t know how this process works with major league baseball, they really have a very tight control on the kinds of things in terms of advertising and marketing that the sports teams are permitted to do. So cracking that and now being approved, I’ve got great expectations for it.

Ed Woo

Great. What about our international opportunities for international sports team, are you guys going to be pursuing that at scale?

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Rory J. Cutaia

We have been in discussions with sports teams throughout Europe. It’s slow. The sales cycle on that is slow. We’ve actually had some of our sales reps spend a bit of time in Europe meeting with teams directly. So it looks promising, trying to negotiate the best terms, and when we’ve got something to announce around that, you can count on us sharing that news.

Ed Woo

Great. Thanks for answering my question, and I wish you guys good luck.

Rory J. Cutaia

Thank you very much, Ed.

Operator

Your next question will come from Martin Saltzman of AFM Investments. Please go ahead.

Martin Saltzman

Hi, guys, and congratulations on all the great developments you guys are doing.

Sympathetic, Rory, to the comments you made about the economy, because, as we were on your call, Amazon just announced that they’re laying off 10,000 people. So that does scare you a bit, especially going into the holidays. Here’s a couple of thoughts I had and questions, and I have a lot of people that follow me, and I’ve had a lot of e-mails, and people will call me and ask me questions. One question was, how better can you get MARKET out there as a household word. How can we get it out there faster?

One of my clients brought this up. He says, “Oh, I see Verb on Facebook. He says, and they have a minimal amount of likes. He says, but if people were to comment, the algorithms would change and more and more people would probably take note of it.” How do we get that going? Are you in agreement with that?

Rory J. Cutaia

Well, I think it’s hard to disagree with anything that you say, Martin, quite honestly. But with respect to how the algorithms work, I don’t purport to be an expert on that. But I believe what you stated is correct. We do that every day. We have a team, and they analyze that, and they analyze how the algorithms are constantly changing and how to get around that to create the greatest level of exposure. But I think to answer the first part of your question, some of it directly, I think that it’s inevitable that MARKET.live becomes a household name.

As I look forward, I really don’t see any reason that that wouldn’t happen. Livestreaming, and livestream shopping in particular, just over the past six months has become really top of mind in so many different places and so many different news outlets at a far greater rate than I honestly would have expected at this point in time. I mean it was only a few weeks ago, where Good Morning America, of all places, preached their whole segment, telling their viewers that they should seek out livestream shopping platforms for the holiday shopping. So it’s happening. As people begin to look for livestream shopping platforms, there’s really not that many of them out there.

Yes, there’s a zillion online e-commerce platforms and sites, but there really aren’t that many livestream shopping platform. Certainly, at least in my opinion, none have come close to the kind of value proposition that MARKET represents, not only for shoppers, but also for sellers. So again, I think it’s inevitable that we get there. I’m going to do everything I can to accelerate that.

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Martin Saltzman

I appreciate that. I like your enthusiasm with that. Now, I’ve been getting calls ad nauseam, and I don’t know why people want to concentrate on it so much. But I am getting people asking me on the SaaS side of your business, back when maybe the first quarter you might have talked about Google and how they might integrate just like how Microsoft Outlook did. Can you comment at all on that?

Rory J. Cutaia

Yes. When we developed the integration with Microsoft Outlook, we’re pretty optimistic about it. Based upon that level of optimism and a lot of the development work that we’ve already done, which is still usable for Gmail, we have put plans in motion, in fact, have already begun a fair amount of development work, for the integration into Gmail. But as we move forward, we realized that the adoption rates that we thought we would get were not really as great in terms of materializing as we thought they could be.

We realized in order to make that happen, we’re going to need to spend quite a bit more money in marketing and promotion. Now, it was a great application. I think it had great implications. But this is around the time that we were getting ready to really pull the trigger and accelerate our development on MARKET and get it out into commercial use. To be perfectly honest, we have limited resources. We want to not get into the capital markets and just keep taking money. We want to be very judicious about what we’re going to spend money on.

I needed to make a choice. Should I spend more money in promoting and marketing outlook, and then presumably Gmail after that? Or, should I cut back on that and focus on what I believe, and certainly what our Board and the rest of our team here believes, that market would be a far greater value proposition, far greater value creation opportunity, than both Outlook and Google. So we had to cut back on that and focus accordingly. I hope that answers your question.

Martin Saltzman

Yes. No, it does. I respect that. Look, Google is a sexy name, you start saying you’re in bed with Google, it does mean a lot, but obviously, you’re spending the money, the way you feel it needs to be spent. I have to ask two more things. One here has to do with influencers and creators, okay? I guess what I’m trying to figure out is, creators are the people who make these products, and they have their followings. Are there any influencers that you are courting, or that are trying and looking to court you? I mean, have they heard about MARKET?

Rory J. Cutaia

Of course. Absolutely. You’ll see those beginning this month. Then, as they are getting ready to launch and do their shows, we’ll be promoting that. Of course, we are relying pretty extensively on the influencers and creators themselves promoting it. After all, we’re choosing them among all those that come in, and want to be honest, we’re choosing them based upon the size of their following, and their commitment, by the way, which is part of the agreement that they enter into with us, their commitment that they’re going to promote it, a certain number of times a week to their following, and that’s really kind of the big deal.

I think that’s something that, I think Brian Kinstlinger from AGP sort of alluded to in some of his questions before. Yes, we are counting very, very heavily on the creators and the influencers, and certainly the retailers, to promote this and, thereby, reduce the need for our own marketing budget to promote the growth of MARKET. I think that’s a really good point. I’m glad you gave me an opportunity to stress that.

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Martin Saltzman

No. Thank you. This is one that sort of is a newer thing. You have here on your bullet points on your release about this advisory group, Alantra, and I just started thinking myself, assist you in evaluating strategic opportunities. So I just had a thought, and you could tell me if I’m off base, or you can’t answer it, what have you.

Are you at all thinking about partnerships throughout the world, for instance, okay? Let’s say, you partner with somebody to market MARKET in Europe, or Africa, or the Middle East. In other words, just develop strategic partnerships, because maybe it’s too hard to do it all yourself, conquer the world yourself. Maybe there’s a way to do it, partnerships.

Rory J. Cutaia

Martin, I’m not sure that I could answer that without running afoul of the rules here. In any event, it would be premature. So, I’m sorry I can’t really provide more information than that. But I would tell you that, we have historically received all kinds of inbound inquiries for partnerships and other kinds of strategic relationships. Some of them, right out of the gate, don’t make any sense and they’re easy to just dismiss, and others require further thought analysis, consultation with the Board, and sometimes outside experts. More recently, there have been—there’s been reason to take some of these things much more seriously.

In so doing, bring in people that are experts far beyond my own expertise and that of our Board members or even as an enhancement to our respective expertise in these areas. So we held what is called a beauty (phon) contest, where you have a number of different bankers come to you and present their services. We did that. Presentations were made to the Board, and the Board selected Alantra, and we’ve engaged them and they are at work. I can’t unfortunately share anything more than that right now, but you know that as soon as I can, I absolutely will.

Martin Saltzman

I understand. Yes, certainly, you don’t want to compromise you or anybody else. I don’t think I have any other questions for today. I noticed on your MARKET site, your platform, you have the seller list back up there, which is, I think, very important for people to see who is a vendor. I appreciate that. So thank you for doing that, and I wish you all the best in the holiday shopping season.

Rory J. Cutaia

Thank you, Martin.

I do want to just respond to that last point you made about the sales thing, because we took that off because we had made some updates to the site and then you’re able to go to a different area of the navigation bar and see all of that information. So it wasn’t that you couldn’t see it.

I think, we put it where it belongs on other kinds of e-commerce sites, typical. However, we did get a fair amount of feedback about that. I want to credit our team here that, what you people say and the kinds of comments or criticism that come in, matters to us.

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We pay attention to it. We went and put it back, because it seemed to make people more comfortable and happy, and we do that. That’s really what we’re about here. But thank you again for the good wishes and same to you and yours.

I think that—do we have any more, no?

Operator

No, sir. There are no other questions.

Rory J. Cutaia

Okay. I wish everyone well through the holiday season. Obviously, we’re all experiencing some difficulties through this crazy, crazy world. But I feel pretty optimistic that we’re all going to come through it just fine and all of our expectations, certainly all hard work and your patience will be rewarded. I really appreciate everyone hanging in there with us.

Thank you.

Operator

Ladies and gentlemen, this does conclude your conference call for this afternoon. We would like to thank you all for participating.

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